SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARQULE, INC.

(Exact Name of registrant as specified in its charter)

Delaware	58-1959440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19 Presidential Way,

Woburn, Massachusetts 01801

(Address, including zip code, of principal executive offices)

ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan

(Full title of the plan)

Paolo Pucci

President and Chief Executive Officer

ArQule, Inc.

19 Presidential Way,

Woburn, Massachusetts 01801

(781) 994-0300

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:

Richard E. Baltz, Esq.

Arnold & Porter

555 12th Street, N.W.

Washington, D.C.  20004

(202) 942-5124

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)(3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.01 par value	1,400,000	$5.91	$8,274,000.00	$462.00

(1)                 Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustment in the number of shares of Common Stock issuable pursuant to the anti-dilution provisions of the Amended and Restated 1994 Equity Incentive Plan.

(2)                 Calculated on the basis of the average of the high and low sale prices of the Registrant’s Common Stock as reported on August 4, 2009 on the Nasdaq National Market which date is within 5 business days prior to the date of the filing of this Registration Statement.

(3)                 Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(h).

The prospectus which will be part of this Registration Statement is a combined prospectus under SEC Rule 429 intended to be used for the offering of (a) the shares of the Company’s Common Stock registered hereunder, and (b) the shares of the Company's Common Stock remaining to be issued which have been previously registered by a Registration Statement on Form S-8 (File No. 333-128740).

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This Registration Statement registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to the ArQule, Inc. (the “Company”) Amended and Restated 1994 Equity Incentive Plan (the “Plan”) is already effective.  In accordance with General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 (File No. 333-128740) filed with the Securities Exchange Commission on September 30, 2005, relating to registration of 1,300,000 shares of Common Stock authorized for issuance under the Plan are incorporated by reference in their entirety in this Registration Statement.

This Registration Statement provides for the registration of an additional 1,400,000 shares of Common Stock authorized for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed by the Company (File No. 000-21429) with the Commission under the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference:

1.     Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 6, 2009.

2.     Our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 8, 2009.

3.     Our Current Reports on Form 8-K filed with the SEC on  February 4, 2009; May 29, 2009; and July 8, 2009;

4.     The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 25, 1996, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.           Interests Of Named Experts And Counsel.

Robert J. Connaughton, Jr., Vice President and Chief Corporate Counsel of the Company, has passed upon the validity of the Common Stock being registered under this Registration Statement.  Mr. Connaughton is paid a salary by the Company, is a participant in various employee benefit plans offered to employees of the Company generally, and owns and has options to purchase shares of Common Stock.

Item 8.           Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9.           Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                 To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)                              To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on August 4, 2009.

ARQULE, INC.

By:	/s/ Paolo Pucci

Paolo Pucci
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Peter  S. Lawrence and Robert J. Connaughton, Jr., his or her true and lawful attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she  might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE:	TITLE:	DATE:

/s/ Paolo Pucci	Chief Executive Officer	August 4, 2009
Paolo Pucci	and Director
(Principal Executive Officer)

/s/ Peter S. Lawrence	President and
Peter S. Lawrence	Chief Operating Officer	August 4, 2009
(Principal Financial Officer)

/s/ Robert J. Weiskopf	Vice President, Finance,	August 4, 2009
Robert J. Weiskopf	Controller & Treasurer
(Principal Accounting Officer)

/s/ Timothy C. Barabe	Director	August 3, 2009
Timothy C. Barabe

/s/ Ronald M. Lindsay	Director	August 3, 2009
Ronald M. Lindsay

SIGNATURE:	TITLE:	DATE:

/s/ Michael D. Loberg	Director	August 3, 2009
Michael D. Loberg

/s/ William G. Messenger	Director	August 3, 2009
William G. Messenger

/s/ Nancy A. Simonian	Director	August 3, 2009
Nancy A. Simonian

/s/ Patrick J. Zenner	Director, Chairman of the Board	August 4, 2009
Patrick J. Zenner

INDEX TO EXHIBITS

Exhibit 4

ArQule, Inc. Amended and Restated 1994 Equity Incentive Plan, as amended (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A for the 2009 Annual Meeting of Stockholders, as filed with the SEC on April 10, 2009).

Exhibit 5	Opinion of Robert J. Connaughton, Jr., filed herewith.

Exhibit 23.1	Consent of Robert J. Connaughton, Jr., included in the opinion filed as Exhibit 5 hereto.

Exhibit 23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm, filed herewith.

Exhibit 24	Powers of Attorney of certain officers and directors of ArQule, Inc. (included on the signature page to this Registration Statement)